Exhibit 99.1

ContraVir Pharmaceuticals Reminds Investors of Today’s Deadline to be a Shareholder of Record

-     To be a shareholder of record, investors are advised to own ContraVir stock by 4:00 PM ET, Tuesday, June 12, 2018 to account for T+2 settlement timing

-     Record date established as June 14, 2018

EDISON, N.J., June 12, 2018 — ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV) (“ContraVir” or the “Company”), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV), today issued a reminder to shareholders that the Record Date of its proposed rights offering is June 14, 2018. To be a shareholder of record, ownership of ContraVir stock must occur by market close of June 12, 2018 to account for settlement.

Under the proposed rights offering, ContraVir will distribute to its holders of common stock and to certain warrant holders, at no charge, one non-transferable subscription right for each share of common stock held or deemed held on the record date.  Each right will entitle the holder to purchase one unit, at a subscription price of $1,000 per unit, consisting of one share of Series C Convertible Preferred Stock with a face value of $1,000 (and immediately convertible into common stock at an assumed conversion price of $1.55) and 323 warrants with an assumed exercise price of $1.55.  The warrants will be exercisable for five (5) years after the date of issuance.

The subscription rights are non-transferable and may only be exercised during the anticipated subscription period of Friday June 15, 2018 through 5:00 PM ET on Thursday, June 28, 2018, unless extended by ContraVir.

Investors are advised to ensure they own ContraVir’s stock as of 4:00 PM ET on Tuesday, June 12, 2018 to be considered a stockholder of record on Thursday, June 14 2018, to take into account T+2 settlement timing.

The expected calendar for the rights offering is as follows:

•                  Tuesday, June 12, 2018: Ownership Day — in order to be considered a stockholder of record on Thursday, June 14, 2018, shares should be acquired by this date.

•                  Thursday, June 14, 2018: Record Date

•                  Friday, June 15, 2018: Distribution Date; Subscription Period Begins

•                  Thursday, June 28, 2018: Subscription Period Ends 5:00 PM ET, unless the Company extends the Subscription Period

Holders who exercise their subscription rights in full will be entitled, if available, to subscribe for additional units that are not purchased by other shareholders, on a pro rata basis and subject to ownership limitations.

ContraVir has engaged Maxim Group LLC as dealer-manager in the rights offering. Questions about the rights offering or requests for copies of the preliminary and final prospectuses, when available, may be directed to Maxim Group LLC at 405 Lexington Avenue, New York, NY 10174, Attention Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The rights offering, which is expected to commence following the effectiveness of the registration statement, is being made only by means of a written prospectus. A preliminary prospectus relating to and describing the proposed terms of the rights offering has been filed with the SEC as a part of the registration statement and is available on the SEC’s website at https://www.sec.gov/Archives/edgar/data/1583771/000104746918004237/a2235924zs-1a.htm. Copies of the preliminary and final prospectus for the rights offering may be obtained, when available, from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention Syndicate Department, email: syndicate@maximgrp.com or telephone (212) 895-3745.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, a nucleoside analog lipid prodrug of tenofovir (TFV), is designed to deliver higher hepatic intracellular concentrations of the active tenofovir species (tenofovir diphosphate) while reducing concentrations of tenofovir outside the liver, causing less off-target toxicities and side-effects. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a novel structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that

CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-KT for the year ended December 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya

Director of Investor Relations

sp@contravir.com; (732) 902-4028